                                  CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                         (405)848-8000, EXT. 232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
MARCH 5, 1998                                              CORPORATE DEVELOPMENT
                                                         (405)848-8000, EXT. 257


          CHESAPEAKE ENERGY CORPORATION ENHANCES POSITION IN TEXAS
                PANHANDLE; AGREES TO PURCHASE PROPERTIES FROM
              OCCIDENTAL PETROLEUM CORPORATION FOR $105 MILLION

OKLAHOMA CITY, OKLAHOMA, MARCH 5, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today announced a definitive agreement to acquire 100% of the stock of MC Panhandle Corp., a wholly owned subsidiary of Occidental Petroleum Corporation. Chesapeake has agreed to pay $105 million in cash for estimated proved reserves of approximately 100 billion cubic feet of natural gas (bcf) in the West Panhandle Field in Carson, Gray, Hutchinson and Moore Counties of the Texas Panhandle. The reserves are 100% natural gas, have an estimated reserve-to-production index of eight years, and are 85% proved developed producing. During 1997, the wells produced approximately 13 bcf (36 million cubic feet of natural gas per day) net to Occidental's interest from 256 wells, of which all but two were Oxy operated wells. Chesapeake will assume operations of the acquired wells and will own an average working interest and net revenue interest of 99.5% and 85.2%, respectively. The effective date of the transaction is January 1, 1998 with closing scheduled for May 29, 1998. With this purchase and pro forma for Chesapeake's pending Hugoton and DLB transactions, Chesapeake's estimated proved reserves will increase to approximately 1,050 bcfe.

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer, remarked, "The Oxy Texas Panhandle transaction is an excellent fit with the Hugoton Energy Corporation Texas Panhandle properties we are scheduled to acquire next week. In fact, Hugoton's Texas Panhandle properties were originally acquired from Oxy in 1992 and as a result, we expect to be able to operate these reunited properties very efficiently out of Hugoton's existing Pampa, Texas field office. For example, proforma for these acquisitions, we expect our direct production costs in the Texas Panhandle, excluding production taxes, to average approximately $0.30 per mcf. These are high margin, low maintenance wells that we believe will provide accretive results to our cash flow in 1998 and beyond."

Tom L. Ward, Chesapeake's President and Chief Operating Officer, stated, "The West Panhandle Field is located within the southern portion of the giant Hugoton Gas Field which reaches across southwest Kansas, the Oklahoma Panhandle, and south into the Texas Panhandle. Discovered in 1918, the West Panhandle Field has produced more than 3.3 trillion cubic feet of natural gas from the Brown Dolomite and Red Cave formations and the field is expected to produce for at least another 50 years. In West Panhandle, the Red Cave produces from 1,350 to 2,300 feet and the Brown Dolomite produces from 2,000 to 3,700 feet. We believe significant deep potential underlies these shallow formations. Additionally, our technical teams have identified numerous increased density drilling and remedial stimulation opportunities for both the Brown Dolomite and Red Cave.

This acquisition continues Chesapeake's diversification into longer life reserves and lower risk areas while providing the opportunity to utilize the company's technological expertise to add value to acquired properties. We look forward to pursuing additional opportunities in the Mid-Continent during 1998 to continue building on our strengths in this core operating area."

                                      ####

Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission.



                                      6